Exhibit 10.4

September 9, 2004

Ronald K. Migita

98-868 Naukewai Place

Aiea, HI 96701-2783

Re:     Employment Agreement

Dear Ron:

This is your Employment Agreement with Central Pacific Financial Corp., a Hawaii corporation (the “Company”).

1.     The Merger Agreement; Effectiveness

This Agreement relates to the Agreement and Plan of Merger, dated as of April 22, 2004 (the “Merger Agreement”), between the Company and CB Bancshares, Inc., a Hawaii corporation (“CB Bancshares”).  It sets forth the terms of your employment with the Company and its affiliates (together, as constituted from time to time, the “Group”) once the merger provided for in the Merger Agreement becomes effective.  However, if the Merger Agreement or your present employment terminates for any reason before the merger occurs, all of this Agreement’s provisions will terminate and there will be no liability of any kind under this Agreement.

2.     Terms Schedule

Some of the terms of your employment are in the attached schedule (your “Schedule”), which is part of this Agreement.

3.     Your Position, Performance and Other Activities

(a)      Position.  You will be employed in the position stated in your Schedule.

(b)      Authority, Responsibilities and Reporting.  You will have any reporting relationships set forth in your Schedule.  You will have the authority and responsibilities that correspond to your position, including any particular authority and responsibilities that are specified in the Schedule or that the Company’s Board of Directors (the “Board”)

or any officer of the Group to whom you report in accordance with your Schedule may assign to you from time to time consistent with the provisions of this Agreement.

(c)      Performance.  During your employment, you will devote substantially all of your business time and attention to the Group and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability.

(d)      Other Activities.  During your employment, you may serve on corporate, civic or charitable boards and manage personal investments, so long as these activities do not significantly interfere with your performance of your responsibilities under this Agreement and are consistent with the Group’s Code of Conduct and Ethics.  The Company acknowledges that you currently serve on, and approves your continued service on, the corporate, civic and charitable boards listed in your Schedule.

4.     Term of Your Employment

Your employment under this Agreement will begin at the time the merger provided for in the Merger Agreement becomes effective (your “Start Date”) and end on the earlier of (1) the end of the Agreement Period stated in your Schedule or (2) the effectiveness of early termination of your employment under Section 7(e).  References in this Agreement to “your employment” are to your employment under this Agreement.

5.     Your Compensation

(a)      Salary.  During your employment, you will receive an annual base salary (adjusted as provided herein from time to time, your “Salary”).  The starting amount of your Salary is stated in your Schedule.  The Company may increase it at any time for any reason.  The Company may not decrease your Salary (including after any increase), and any increase in your Salary will not reduce or limit any other obligation to you under this Agreement.  Your Salary will be paid in accordance with the Group’s practices for similarly situated executives.

(b)      Bonus.  You will be entitled to receive an annual cash bonus (your “Bonus”) for each fiscal year of the Company ending during your employment.  The amount of your Bonus will be determined by the Company in accordance with your Schedule, and it will be paid in accordance with the Group’s practices for similarly situated executives of the Group.

(c)      Other Executive Compensation Plans and Additional Compensation.  During your employment, you will be entitled to participate in all of the Group’s executive compensation plans, including any management incentive plans, deferred compensation plans, supplemental retirement plans and stock and stock option plans, on a basis that is at least as favorable as that provided to similarly situated executives of the Group (subject to the provisions of your Schedule).  You will also receive any additional compensation provided in your Schedule.

6.     Employee Benefits.

(a)      Employee Benefit Plans.  During your employment, you will be entitled to (1) participate in each of the Group’s employee benefit and welfare plans, including plans providing retirement benefits or medical, dental, hospitalization, life or disability insurance, and (2) receive perquisites, in each case on a basis that is at least as favorable as that provided to similarly situated executives of the Group (subject to the provisions of your Schedule).

(b)      Vacation.  You will be entitled to paid annual vacation during your employment on a basis that is at least as favorable as that provided to similarly situated executives of the Group.

(c)      Business Expenses.  You will be reimbursed for all business and entertainment expenses incurred by you in performing your responsibilities under this Agreement.  However, your reimbursement will be subject to the Group’s normal practices for similarly situated executives.

(d)      Indemnification.  To the extent permitted by law, the Company will indemnify you against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of your status as a director, officer, employee and/or agent of the Group during your employment or your status, if any, as a trustee or other fiduciary of any employee benefit plan sponsored by any member of the Group.  In addition, to the extent permitted by law, the Company will pay or reimburse any expenses, including reasonable attorney’s fees, you incur in investigating and defending any actual or threatened action, suit or proceeding for which you may be entitled to indemnification under this Section 6(d).  However, you agree to repay any expenses paid or reimbursed by the Company if it is ultimately determined that you are not legally entitled to be indemnified by the Company.  If the Company’s ability to make any payment contemplated by this Section 6(d) depends on an investigation or determination by the board of directors of any member of the Group, at your request the Company will use its best efforts to cause the investigation to be made (at the Company’s expense) and to have the relevant board reach a determination as soon as reasonably possible.

(e)      Additional Benefits.  During your employment, you will be provided any additional benefits stated in your Schedule.

7.     Early Termination of Your Employment.

(a)      No Reason Required.  You or the Company may terminate your employment early at any time for any reason, or for no reason, subject to compliance with Section 7(e).

(b)      Termination by the Company for Cause.

(1)   “Cause” means any of the following:

(A)   Your willful failure to perform substantially your responsibilities under this Agreement, after demand for substantial performance has been given by the Board that specifically identifies how you have not substantially performed your responsibilities,

(B)   Your conviction of any felony or of a misdemeanor involving fraud, dishonesty, or moral turpitude,

(C)   Your willful or intentional material breach of this Agreement that results in financial or reputational detriment to the Group that is not de minimis,

(D)   Your willful or intentional material misconduct in the performance of your duties under the Agreement that results in financial or reputational detriment to the Group that is not de minimis,

(E)    Your material breach of the Group’s Code of Business Conduct and Ethics if the breach is of a nature for which other similarly situated executives of the Group would be terminated, or

(F)    Your willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity.

For this definition, (i) no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Group and (ii) any act or omission by you based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Group will be deemed made in good faith and in the best interests of the Company.

(2)   To terminate your employment “for Cause”, Cause must have occurred and the Company must comply with Section 7(e) and any other steps required in your Schedule for termination for Cause.

(c)      Termination by You for Good Reason.

(1)   “Good Reason” means any of the following:

(A)   Any material and adverse change in your position from that provided in your Schedule (including by reason of removal or failure to be elected or re-elected),

(B)   Any failure by the Company to provide you with authority, responsibilities and reporting relationships as provided in Section 3(b) (including assigning you duties materially inconsistent with your position and responsibilities),

(C)   Any failure by the Company to provide you with compensation or benefits as provided in Section 5 and Section 6,

(D)   Any failure by the Company to comply with Section 12(c), or

(E)    The occurrence of any additional event set forth in your Schedule as being Good Reason.

(2)   To terminate your employment “for Good Reason”, Good Reason must have occurred and you must comply with Section 7(e) and any other steps required in your Schedule for termination for Good Reason.  However, (A) Good Reason will not include any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on your giving the Company notice, (B) if you do not give a Termination Notice to the Company within 180 days after you have knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason, and (C) an event will not constitute Good Reason if you have consented to it in accordance with Section 14(f).

(d)      Termination on Disability or Death.

(1)   “Disability” means your absence from your responsibilities with the Company on a full-time basis for 130 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury.  If the Company determines in good faith that your Disability has occurred, it may give you Termination Notice.  If, within 30 days of Termination Notice, you do not return to full-time performance of your responsibilities, your employment will terminate (the “Disability Effective Date”).  If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled.  Except as provided in this Section 7(d), any incapacity due to mental or physical illness or injury will not affect the Company’s obligations under this Agreement.

(2)   Your employment will terminate automatically on your death.

(e)      Termination Notice.

(1)   To terminate your employment early, either you or the Company must provide a Termination Notice to the other.  A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause.  (The failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.)

(2)   If your employment is terminated by the Company other than for Disability or death or you terminate your employment for Good Reason, your employment will end on the date specified in the Notice of Termination.  If you terminate your employment without Good Reason, your employment will end 60 days after the Company receives the Termination Notice (although the Company may accelerate the end of your employment by providing you with notice or, alternatively, may place you on paid leave during such period).  If your employment is terminated by reason of your death or Disability, your employment will end on the date of death or the Disability Effective Date, as applicable.

8.     The Company’s Obligations in Connection With Your Early Termination

(a)      General Effect.  On termination in accordance with Section 7, your employment will end and the Group will have no further obligations to you except as provided in this Section 8.

(b)      For Good Reason or Without Cause.  If the Company terminates your employment without Cause or you terminate your employment for Good Reason:

(1)   The Company will pay you the following as of the end of your employment:  (A) your unpaid Salary, (B) your Salary for any accrued but unused vacation and (C) any accrued expense reimbursements (together, your “Accrued Compensation”).  In addition, the Company will timely pay you any other amounts and provide you any benefits that are required, or to which you are entitled (in each case as an active employee for any period before the effectiveness of early termination of your employment and as a terminated employee after effectiveness), under any plan or contract of the Company or the Group (together, the “Other Accrued Benefits”).

(2)   The Company will pay you your Accrued Bonus.  Your “Accrued Bonus” means the sum of (A) any unpaid but vested Bonus for the fiscal year ending before Termination Notice is given and (B) any excess of (i) your target Bonus for the fiscal year in which Termination Notice is given multiplied by the number of days of your employment since the fiscal year ending before Termination Notice is given divided by 365 over (ii) any Bonus paid to you for a fiscal year ending after Termination Notice is given.

(3)   The Company will pay you (A) the sum of your Salary and your target Bonus for the fiscal year in which Termination Notice is given multiplied by (B) the length of the Severance Period stated in your Schedule (in years, including any fractional years).

(4)   All stock options issued by the Group to you will vest and become immediately exercisable, and, subject to your Schedule, will remain exercisable for at least 12 months after the end of your employment (or, if earlier, until they would have expired but for your termination).  All restricted stock and other equity-based compensation awarded by the Group to you will vest and become immediately payable.  The benefits in this Section 8(b)(4) are referred to as “Accelerated Vesting”.

(5)   The Company will provide any “Additional Good Reason/Without Cause Benefits” provided in your Schedule.

(c)      For Cause or without Good Reason.  If the Company terminates your employment for Cause or you terminate your employment without Good Reason, the Company will pay you your Accrued Compensation and will provide you your Other Accrued Benefits.

(d)      Death or Disability.  If your employment terminates as a result of your Death or Disability, the Company will pay you your Accrued Compensation and Accrued Bonus and will provide your Other Accrued Benefits.  The Company will also provide any “Additional Death/Disability Benefits” provided in your Schedule.

(e)      Additional Provisions.  Your Schedule may provide additional provisions that relate to the Company’s obligations in this Section 8 or the Company’s obligations on your termination generally.  These provisions are a part of this Agreement.

(f)       Condition.  Subject to your Schedule, as a condition to making the payments and providing the benefits stated in this Section 8, the Company may require you to execute and deliver a general release (substantially in the form attached as Exhibit A) in which you release all claims that you may have against any member of the Group and any of their respective past or present officers, directors, employees or agents other than your rights under this Agreement, your rights under any Other Accrued Benefits, and your rights to indemnification and continued liability insurance coverage (under this Agreement or otherwise).

(g)      Timing.  Subject to Section 8(f), the benefits provided in this Section 8 will begin at the end of your employment, any cash payments owed to you under this Section 8 will be paid in a lump sum amount no later than 15 business days following the termination of your employment, and the Other Accrued Benefits will be provided in accordance with the terms of the relevant plan or contract.

(h)      Resignation from Directorships and Officerships.  Unless the Group waives this requirement, the termination of your employment for any reason will constitute your resignation from (1) any director, officer or employee position you then have with any member of the Group and (2) all fiduciary positions (including as trustee) you hold with respect to any pension plans or trusts established by any member of the Group.  You agree that this Agreement will serve as your written notice of resignation in this circumstance.

9.     Proprietary Information.

(a)      Definition.  “Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) the Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, and other information regarding the business of the Group and (2) any matter relating to clients of the Group or other third parties having relationships with the Group.  Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement.  However, Proprietary Information does not include information (1) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, (2) that was or becomes generally available to the public or within the relevant trade or industry, other than as a result of a disclosure by you, directly or indirectly, or (3) that was independently developed by you without reference to any Proprietary Information.

(b)      Use and Disclosure.  You will obtain or create Proprietary Information in the course of your involvement in the Group’s activities and may already have Proprietary

Information.  You agree that the Proprietary Information is the exclusive property of the Group, and that, during your employment, you will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group.  After your employment, you will not use or disclose any Proprietary Information.  Notwithstanding anything to the contrary in this Section 9(b), Proprietary Information may be disclosed when required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof), provided that (1) you shall request confidential treatment with respect to such information and/or request matters with respect to such information be sealed and (2) you shall disclose the minimum amount required.

(c)      Limitations.  Nothing in this Agreement prohibits you or the Group from providing truthful testimony to governmental, regulatory or self-regulatory authorities.

10.  On-going Restrictions on Your Activities

(a)      Terms used.  This Section uses the following defined terms:

“Competitive Enterprise” means (1) Bank of Hawaii, First Hawaiian Bank, American Savings Bank, Finance Factors and Hawaii National Bank and any successors thereto or (2) any business enterprise that holds a 25% or greater equity, voting or profit participation interest in any of the preceding.

“Client” means any client of the Company to whom you provided services, for whom you transacted business, or whose identity became known to you in connection with your employment by the Group.

“Solicit” means any communication, regardless of who initiates it, that invites, advises, encourages or requests any person to take or refrain from taking any action.

“Restriction Period” has the meaning set forth in the Schedule.

(b)      Your Importance to the Group and the Effect of this Section 10.  You acknowledge that, in the course of your involvement in the Group’s activities, you will have access to Proprietary Information and the Group’s client base and will yourself profit from the goodwill associated with the Group.  On the other hand, in view of your access to Proprietary Information and your importance to the Group, if you compete with the Group for some time after your employment, the Group will likely suffer significant harm but the amount of loss would be uncertain and not readily ascertainable.  You understand that this Section 10 will limit your ability to earn a livelihood in a Competitive Enterprise and your relationships with Clients but you have determined that your complying with this Section 10 will not result in severe economic hardship for you or your family.

(c)      Non-Competition.  Until the end of your Restriction Period, you will not, directly or indirectly:

(1)   hold a 5% or greater equity, voting or profit participation interest in a Competitive Enterprise; or

(2)   associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage in Hawaii, or directly or indirectly manage or supervise personnel engaged in Hawaii, in any activity:

(A)   that is substantially similar to any activity that you were engaged in,

(B)   that calls for the application of specialized knowledge or skills substantially similar to those used by you in your activities;

(C)   that is substantially similar to any activity for which you had direct or indirect managerial or supervisory responsibility,

in each case, for the Group at any time during the year before the end of your employment (or, if earlier, the year before the date of determination).

(d)      Non-Solicitation of Clients.  Until the end of your Restriction Period, you will not, directly or indirectly, Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Group.

(e)      Non-Solicitation of Group Employees.  Until the end of your Restriction Period, you will not, directly or indirectly, Solicit anyone who is then an employee of the Group (or who was an employee of the Group within the prior six months) to resign from the Group or to apply for or accept employment with any Competitive Enterprise.

(f)       Notice to New Employers.  Before you either apply for or accept employment with any other person or entity while any of Section 10 (c), (d), or (e) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 10 and will deliver a copy of the notice to the Group.

(g)      No Disparagement.  You shall make no public statement that would libel, slander or disparage any member of the Group or any of their respective past or present officers, directors, employees or agents.  The Company agrees that it shall (and shall use good faith efforts to cause the Chief Executive Officer of the Company, the Board, and its officers and employees to) make no public statement that would libel, slander or disparage you.

(h)      Survival.  Any termination of your employment (or breach of this Agreement by you or the Group) shall have no effect on the continuing operation of this Section 10.

11.  Effect on Other Agreements.

(a)      Prior Employment Agreements and Severance Rights.  Beginning on your Start Date, this Agreement will supersede any earlier employment agreement or understanding and any earlier severance, change-in-control or similar rights you may have with any member of the Group (including CB Bancshares or any affiliate of it).

(b)      Effect on Other Agreements; Entire Agreement.  This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement.  You agree that you are not entitled to any severance, change-in-control or similar rights under any plan of the Group.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

12.  Successors.

(a)      Payments on Your Death.  If you die and any amounts become payable under this Agreement, the Company will pay those amounts to your estate.

(b)      Assignment by You.  You may not assign this Agreement without the Company’s consent.  Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process.  Any attempt to effect any of the preceding in violation of this Section 12(b), whether voluntary or involuntary, will be void.

(c)      Assumption by any Surviving Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to all or substantially all of its business or assets.

13.  Disputes.

(a)      Employment Matter.  This Section 13 applies to any controversy or claim between you and the Group arising out of or relating to or concerning any aspect of this Agreement, your employment with the Group or the Company, the termination of that employment or your compensation or benefits from the Group or the Company (together, an “Employment Matter”).

(b)      Mandatory Arbitration.  Subject to the provisions of this Section 13, any Employment Matter will be finally settled by arbitration in Honolulu, Hawaii administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect.  However, the rules will be modified in the following ways: (1) each arbitrator will agree to treat as confidential evidence and other information presented to the same extent as the information is required to be kept confidential under Section 9, (2) the optional Rules for Emergency Measures of Protections will apply, (3) you and the Group agree not to request any amendment or modification to the terms of this Agreement except as provided in Section 14(c), (4) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs and (5) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm).

(c)      Limitation on Damages.  You and the Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.

(d)      Injunctions and Enforcement of Arbitration Awards.  You or the Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Honolulu, Hawaii to enforce any arbitration award under Section 13(b).  Also, the Group may bring such an action or proceeding, in addition to its rights under Section 13(b) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 9 and 10.  You agree that (1) your violating any part of Sections 9 and 10 would cause damage to the Group that cannot be measured or repaired, (2) the Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the Group to receive such an injunction, order or other relief and (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate.

(e)      Jurisdiction and Choice of Forum.  You and the Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in Honolulu, Hawaii (the “Forum”) over any Employment Matter that is not otherwise arbitrated or resolved according to Section 13(b).  This includes any action or proceeding to compel arbitration or to enforce an arbitration award.  Both you and the Group (1) acknowledge that the Forum has a reasonable relation to this Agreement and to the relationship between you and the Group and that the submission to the Forum will apply even if the forum chooses to apply non-Forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 13(e) in the Forum, (3) agree not to commence any such action or proceeding in any forum other than the Forum and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Group.  However, nothing in this Agreement precludes you or the Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Sections 13(b) and this 13(e).

(f)       Waiver of Jury Trial.  To the extent permitted by law, you and the Group waive any and all rights to a jury trial with respect to any Employment Matter.

(g)      Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Hawaii applicable to contracts made and to be performed entirely within that State.

(h)      Costs.  The Company will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, you incur as a result of any Employment Matter, provided that you substantially prevail in the Employment Matter.

(i)       Interest.  If the Company fails to pay when due any amount required by the Agreement, it shall pay interest on such amount at a rate equal to its prime commercial lending rate.

(j)       Survival.  For the avoidance of doubt, any termination of your employment (or breach of this Agreement by you or the Group) shall have no effect on the continuing operation of this Section 13.

14.  General Provisions.

(a)      Construction.

(1)           References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

(2)           The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

(3)           Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation”.

(4)           It is your and the Group’s intention that this Agreement not be construed more strictly with regard to you or the Group.

(b)      Withholding.  You and the Group will treat all payments to you under this Agreement as compensation for services.  Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.  Any amounts so withheld will be timely and properly remitted by the Company to the appropriate taxing authority.

(c)      Severability.  If any provision of this Agreement (or if the application of any provision to a person or particular circumstances) is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected.  In particular, if any provision of Section 10 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

(d)      No Set-off or Mitigation/Etc.  Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else (except as provided in Section 10).  You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment (except as this Agreement specifically states).

(e)      Bank Regulatory Limitation.  If any payment or benefit under this Agreement would otherwise be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act (a “Golden Parachute Payment”) that is prohibited by applicable law, then the total payments and benefit will be reduced to the greatest amount that could be made to you without there being a Golden Parachute Payment.  The Company will give you the opportunity to select the order in which payments or benefits are reduced.  To the extent reasonably practicable, the Company will seek the approval of the Federal Deposit Insurance Corporation and/or the State of Hawaii Division of Financial Institutions and any other bank regulatory body, as necessary, to make any payment to you under this Agreement that would otherwise constitute a Golden Parachute Payment.

(f)       Notices.  All notices, requests, demands, consents and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 14(f)):

If to you, to the address stated in your Schedule, and

If to the Company or any other member of the Group, to:

Central Pacific Financial Corp.
220 South King Street
Honolulu, Hawaii 96813
Attention:  Glenn K.C. Ching
Facsimile:  (808) 544-6835

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:  Marc Trevino
Facsimile:  212-558-3588

(g)      Consideration.  This Agreement is entered in consideration of the mutual covenants contained in this Agreement.  You and the Group acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(h)      Amendments and Waivers.  Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived.  Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(i)       Third Party Beneficiaries.  Subject to Section 12, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns.  This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although this Agreement will inure to the benefit of, and confer related rights and remedies on, the Group (including for this purpose for periods before your Start Date, the Company, CB Bancshares and their respective affiliates).

(j)       Counterparts.  This Agreement may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

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Please confirm your acceptance of the terms and conditions of your employment with the Company by signing where indicated below.

Very truly yours,

/s/ Clint Arnoldus
Clint Arnoldus
Chairman, President & CEO

Accepted and Agreed:

/s/ Ronald K. Migita
Date: September 10, 2004

Terms Schedule
to Employment Agreement of
Mr. Ronald K. Migita

Name and address for notices	Ronald K. Migita 98-868 Naukewai Place Aiea, HI 96701-2783 Facsimile: (808) 535-2518

Position	You will serve as Chairman (Non-Executive) of the Company.

Other Activities

Air Force Civilian Advisory Council
American Bankers Association
Boy Scouts of America (Aloha Council, Western Region, and National)
Hawaii Bankers Association
Hawaii Business Roundtable
Honolulu Community Reinvestment Corporation
Honolulu Japanese Chamber of Commerce
Japan-America Society
Public Schools of Hawaii Foundation
The Deputies
The 200 Club
University of Hawaii Foundation
University of Hawaii Alumni Association

Agreement Period	Your Agreement Period begins on your Start Date and will end at the close of business on the second anniversary of your Start Date.

Starting Salary	$200,000 For so long as you serve as a member of the Board of Directors of the Company, you will receive director fees in the ordinary course.

Bonus	You agree that you will not be entitled to a Bonus.

Other Executive Compensation Plans	You agree that you will not be entitled to participate in any supplemental retirement plan sponsored by the Group.

Additional Benefits

Employee Benefit Plans.  For purposes of determining eligibility to participate in, and vesting under, the Group’s employee benefit and welfare plans, you will be credited fully for your service with any member of the “controlled group of corporations” of which CB Bancshares was a member.

Treatment of CBBI Options.  You agree that you waive any further rights under Section 7(d)(iii) of your Change of Control Agreement, dated March 28, 1996, with CB

Bancshares to receive cash in return for your CB Bancshares options (effective as of the date of this Agreement) and agree that these options will be converted into options to purchase common stock of the Company in accordance with the terms of the Merger Agreement.

Vacation.  You will be entitled to vacation totaling at least four weeks a year.
Club Dues.  The Company will reimburse you for the customary annual club membership dues at Waialae Country Club.

Other Perquisites.  The Company will (i) reimburse your cellphone charges up to $60 per month, (ii) provide an automobile allowance of $700 per month, (iii) reimburse the customary and reasonable cost incurred by you in maintaining a home security system at your primary residence and (iv) reimburse your parking fees (to the extent the Company does not provide you with a parking spot in the building in which you are required work).

Cause Steps	No additional steps.

Good Reason	The following will also constitute Good Reason:

(1)     Requiring you to be principally based at any office or location more than 30 miles from your office at the time of this Agreement (it will not, however, be Good Reason for the Company to require you to travel on business to an extent consistent with your travel obligations at the time of this Agreement).

Good Reason Steps

You may not terminate your employment for Good Reason unless, you provide the Company a Termination Notice at least 15 days prior to the termination date and the Company is given an opportunity to cure before the termination date specified in such notice.

Severance Period	Your Severance Period will be the remainder of the Agreement Period.

Additional Good Reason/Without Cause Benefits	If during the Agreement Period the Company terminates your employment without Cause or you terminate your employment for Good Reason:

(1) Through the remainder of your Severance Period, you, your spouse and your dependents will continue

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to be entitled to participate in each of the Group’s employee benefit and welfare plans providing for medical, dental, hospitalization, life or disability insurance on a basis that is at least as favorable as that provided to similarly situated executives of the Group and at least as favorable as the basis in effect immediately before Termination Notice was given (the “Welfare Benefits”).  However, if the Group’s plans do not permit you, your spouse or your dependents to participate on this basis, the Company will provide Welfare Benefits (with the same after-tax effect for you) outside of the plans.  If you become employed during the Severance Period and are eligible for coverage from your new employer, the Welfare Benefits will be secondary to your new coverage (if the Group reimburses you for any increased cost and provides any additional benefits that are necessary to provide you with the full Welfare Benefits).

Additional Death/Disability Benefits	None.

Additional Provisions Related to Section 8 of the Agreement.	None.

Restriction Period	Your “Restriction Period” will be the period beginning on your Start Date and ending at the end of your Agreement Period.

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Exhibit A to Employment Agreement
Form of Release

This is your RELEASE with Central Pacific Financial Corp., a Hawaii corporation (the “Company”).

1.  Your Employment Agreement

This Release relates to your Employment Agreement (which includes your Terms Schedule, [Change of Control Annex and Additional Payments Annex](1)) dated as of June [day], 2004 and as amended from time to time, with the Company (your “Employment Agreement”).

2.  Release of Claims

(a)  Released Claims.  In consideration of the payments and benefits described in your Employment Agreement, you release and discharge the Company and its subsidiaries, affiliates, officers, directors, employees, agents and their successors and assigns (the “Group Released Parties”) from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that you may have, whether known or unknown, by reason of any matter, related to any Employment Matter (as defined in your Employment Agreement).  Without limitation, released Claims include (1) Claims for compensation, bonuses or benefits, (2) Claims under any compensation plan or arrangement maintained by any member of the Group, (3) Claims for wrongful, constructive or unlawful discharge, (4) Claims for age and national origin discrimination, (5) Claims for sexual harassment, (6) Claims related to whistleblowing, (7) Claims for emotional distress, intentional infliction of emotional distress, assault, battery or pain and suffering, (8) Claims for punitive or exemplary damages, (9) Claims for violations of any of the following acts or laws:  the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, Hawaii’s Whistle Blowers Protection Act, Hawaii’s Employment Practices Law, Hawaii’s Payment of Wages Law, Hawaii’s Wage and Hour Law, Hawaii’s Temporary Disability Insurance Law, Hawaii’s Prepaid Health Care Act, Hawaii’s Dislocated Workers’ Act, Hawaii’s Occupational Safety and Health Law and Hawaii’s Family Leave Law (including all amendments to any of these acts or laws), or (10) Claims for violations of any other federal, state or municipal fair employment statutes or laws.  In addition, in consideration of the provisions of your Employment Agreement, you further agree to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in your favor as of the date of this Agreement.

(b)  Exceptions.  Notwithstanding Section 2(a), this Release shall not (1) limit in any way your ability to bring an action to enforce your rights under your Employment Agreement, (2) release any claim for Other Accrued Benefits (as defined in your Employment Agreement), or (3) release any claim for indemnification and continued liability coverage (under your Employment Agreement or otherwise).  For purposes of this

(1)           Include if applicable.

Release, the term “Claims” as used shall not include any claims not released by you as set forth in this Section 2(b).

(c)  Representations and Warranties.  You represent and warrant that you have not, and as of the Effective Date (as defined in Section 4) will not have, filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Group Released Party nor have you assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the claims that you are releasing herein.

(d)  No Relief for Released Claims.  You agree that should any person or entity file or cause to be filed any civil action, suit, arbitration or other legal proceeding seeking equitable or monetary relief concerning any Claim released by you, you will not seek or accept any personal relief from or as the result of the action, suit, arbitration or proceeding.

3.  Your Understanding of this Release and Your Rights

You acknowledge and agree that you have read this Release in its entirety and that this Release releases known and unknown Claims, including, without limitation, to rights and claims arising under ADEA.  You further acknowledge and agree that:

(a)     You are entering into this Release and releasing, waiving and discharging rights or claims only in exchange for consideration which you are not already entitled to receive.

(b)    You have been advised, and are being advised by the terms of the Release, to consult with an attorney before executing this Release.  You also acknowledge that you chose and consulted with the counsel of your choice concerning your rights and that your counsel negotiated this Release on your behalf.

(c)     You have been advised, and are being advised by the terms of this Release, that you have had at least 21 days within which to consider this Release.

4.  Your Ability to Revoke this Release; Effective Date

You may revoke this Release within 7 days of signing (for any reason or no reason) by complying with the following sentence.  To revoke this Release, you must deliver (or cause to be delivered) written notice of your revocation to the Group at [Address and Contact Person] no later than 5:00 p.m. Hawaii time on [date].  If you revoke this Release in accordance with the preceding sentence, it will become null and void.  If you do not, this Release will become effective at such time (the “Effective Date”).

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5.  Your Employment Agreement

For the avoidance of doubt, your Employment Agreement will continue in full force and effect, including, without limitation, your obligations under Sections 9 and 10 of your Employment Agreement.

6.  Dispute Resolution

The terms of this Release shall be governed by Section 13 of your Employment Agreement.

Accepted and Agreed:

Date:

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